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Exhibit 4.5

                                    CONSULTING AGREEMENT


This term sheet is intended to set forth the agreement reached by and between Security Asset Capital Corporation, (SCYA), 701 B Street #1775, San Diego, California, 92101 and Lawrence Dwyer, (LD), Bedford New York with regards to providing consulting services by LD to SCYA.

TERM: The term of this agreement shall be for one year that shall have deemed to commenced on June 18, 2002. This agreement shall terminate on June 17, 2003 and any and all extensions or modifications shall be by subsequent written agreement of the parties.

SCOPE OF WORK: LD shall provide SCYA with consulting services that include assisting SCYA in developing its technology process specifically for its Debt Registry function which has been created by SCYA for the purposes of registering consumer debt considered in default by various creditors including banks and other lending institutions; developing a potential insurance product which will insure that proper title has passed from sellers of bulk consumer debt to buyers of bulk consumer debt; assisting in introductions to lending institutions which are in the business either selling or buying consumer debt; assistance in the development of marketing strategies for SCYA; assistance in procuring investors and/or lenders for the company either through private placements or through the public offering of securities which shall always be in conformity with law.

It is expressly understood that LD shall not be required to provide full time work to SCYA but shall make himself reasonably available for consultations and meetings. It is further expressly understood that LD shall not be required to join the company's Board of Directors nor shall he be considered an officer or a person with authority to bind the company in any way. SCYA acknowledges that LD has introduced Charles S. Brofman and James D. Burchetta to SCYA and that said introductions are deemed to have had a material positive impact which may be continuous in nature, upon the Company's business.

COMPENSATION LD shall receive as compensation for the services set forth herein, five hundred thousand shares of SCYA - regardless of their value at the time of issuance - which shares shall be fully registered without restriction and shall be fully capable of sale on the open market. SCYA shall immediately take such steps as are necessary to register and issue said shares of stock as are necessary to comply with this term sheet and in accordance with applicable federal, state and local laws. . Furthermore, LD shall receive a warrant for the stock of SCYA which warrant shall permit LD to purchase for a period of five years, five hundred thousand shares of stock at a price of 9 cents per share. It is further agreed that LD shall have the right to transfer said shares and warrant to Leader Associates, Inc., a New York corporation of which he is the President, and a Director. SCYA shall also reimburse LD for all expenses such as travel, meals, etc. which shall not be expended by LD without the prior approval of SCYA. It is understood that there shall be no obligation on the part of LD to perform any services hereunder until such time as said shares of stock have been issued and delivered to him in accordance with this agreement.

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PRESS RELEASES The parties shall not issue any press releases without the mutual consent of each other. The time and manner of said releases shall also be agreed upon by the parties. SCYA shall not be permitted to use the names "Lawrence Dwyer" or "Leader Associates", in any marketing and promotional material or in any press releases, without the express written consent of LD.

BINDING NATURE This term sheet shall be binding upon the parties when fully executed subject only to a more formal written agreement. However, the failure on the part of SCYA to deliver the aforementioned shares of stock in accordance with this term sheet by close of business July 22, 2002, shall be deemed to be a material breach and SCYA shall not thereafter be entitled to receive any of the services or products to be rendered by LD.

JURISDICTION In the event a dispute arises between the parties hereunder, jurisdiction is, by consent, agreed to be in the courts of the State of New York, County of Westchester. Furthermore, it is agreed that this agreement has been entered into in the State of New York, County of Westchester.


Dated:   June       2002





/S/ Lawrence Dwyer                          /S/ David Walton
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Lawrence Dwyer                              David Walton, CEO


/S/ Richard Wensel                          /S/ Darrell Musick
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Richard Wensel, Ex. V.P.                    Darrell Musick, President